EXHIBIT 99.1

Signal Genetics Highlights Recent Achievements and Reports Second Quarter 2015 Financial Results

Signed Master Service Agreement With Leading Pharmaceutical Company
Record Volume of MyPRS® Tests Sold to Hospitals Outside of the University of Arkansas for Medical Sciences (UAMS)

CARLSBAD, Calif., Aug. 12, 2015 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (NASDAQ:SGNL) (Signal), a commercial stage, molecular genetics diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today reported recent achievements and financial results for the second quarter ended June 30, 2015.

Recent Highlights

  Announced Master Service Agreement (MSA) with leading pharmaceutical company to use MyPRS® in multiple clinical trials in connection with the development of novel treatments for patients with multiple myeloma
    Have begun the first of four studies under the MSA
  Record volume of MyPRS® tests sold to hospitals outside of UAMS during the second quarter, increasing 70% year over year and 15% quarter over quarter
  Signed agreement with America's Choice Provider Network to expand reimbursement support of MyPRS® for multiple myeloma patients within its nationwide network

Samuel D. Riccitelli, Signal's President and Chief Executive Officer, commented, "Our team has continued to work hard and make advancements in the execution of our business plan. Importantly, we entered into a MSA with a leading pharmaceutical company for the use of MyPRS®, our proprietary genetic test, in ongoing and upcoming clinical trials for new therapies to treat multiple myeloma. In addition, we recently announced that our test will be offered through America's Choice Provider Network which we expect will facilitate reimbursement of MyPRS® for patients in their network. Steps such as these are integral to our strategy and long-term growth as they provide opportunities to increase revenue outside of our relationship with the University of Arkansas for Medical Sciences, which has traditionally been the majority of our business."

Mr. Riccitelli continued, "We continue to build momentum in sales to U.S. hospitals other than UAMS, achieving a 70% year over year increase for these tests which were billed during the quarter. This is a direct result of our sales force expansion and increased marketing efforts, and we are excited to see the growing interest in MyPRS®. However, due to the funding available for research programs at UAMS, we have continued to face declining revenues in this portion of our business, a trend which we expect to continue to see going forward. It is important to note that our long-term plan has always been to grow the business beyond our ongoing strategic relationship with UAMS. These efforts have continued to progress well, with sales to hospitals outside of UAMS reaching record volume during the quarter and with agreements such as the MSA that we recently signed."

Second Quarter 2015 Financial Results

Tests billed for U.S. hospitals outside of UAMS for the second quarter of 2015 increased 70% to 187 over the second quarter of 2014 reflecting the continued execution of our long-term strategy. The company expects the expanded sales and marketing efforts and an increase in new hospital customers to continue to fuel this upward trend.

Total test orders for the second quarter of 2015 decreased 24% to 770 when compared to the second quarter of 2014. The decrease is attributable to the decrease in the number of tests billed for UAMS research and clinical patients at the university. Signal expects continued downward pressure on revenue from the UAMS research programs due to a reduction in research funds available at UAMS.

Net revenue for the second quarter of 2015 decreased to $734,000, or 42%, compared to $1.3 million during the second quarter of 2014. The decrease is primarily attributable to the aforementioned decline in tests sourced from UAMS and a reduction in reimbursement estimates used to calculate revenue for billings to non-contracted insurance payors. The latter is a more conservative posture based on our collection experiences and an increase in the number of new non-contracted payors with whom the company has no payment history.

Cost of revenue for the second quarter of 2015 was $678,000 compared to $954,000 during the second quarter of 2014. This decrease was attributable to a reduction in personnel costs related to decreased stock based compensation expenses and a decrease in material and supply costs due to the decrease in total tests performed.

Research and development expenses totaled approximately $194,000 for the second quarter of 2015 compared to approximately $128,000 during the second quarter of 2014. The increase in research and development was primarily attributable to increased costs associated with the usage of labor, materials, and supplies for the company's internal research projects.

Selling and marketing expenses were $574,000 for the second quarter of 2015 compared to $66,000 during the second quarter of 2014. The increase in selling and marketing expenses was primarily attributable to personnel costs associated with the expansion of our sales and marketing function and establishing managed care, commercial and business development functions.

General and administrative expenses were $1.8 million for the second quarter of 2015 compared to $2.9 million during the second quarter of 2014. The decrease in general and administrative expenses was primarily attributable to a decrease in stock-based compensation expenses which was partially offset by increased personnel costs related to hiring certain executive officers, internal billing, IT, and administrative staff, and expenses related to being a publicly-traded company.

Basic and diluted net loss per common share for the quarter ended June 30, 2015 was approximately $(0.33) per share based on 7,785,670 shares outstanding. Basic and diluted net loss per common share for the quarter ended June 30, 2014 was approximately $(4.73) per share based on 695,454 shares outstanding.

As of June 30, 2015, the company had cash of $10.4 million and working capital of $9.8 million.

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. Signal's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, in April 2010.

Safe Harbor Statement

This press release contains "forward-looking" statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words "may," "will," "expect," "anticipate," "estimate," "project," "would," "could" or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding our ability to achieve profitability and to penetrate the market opportunity that we believe exists for our prognostic genetic test. Such forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those discussed here, such as our ability to obtain adequate coverage and reimbursement for our tests from third party payors, our ability to obtain necessary regulatory clearances and approvals, the ability of our tests to keep pace with rapid advances in technology, medicine and science, and our ability to execute our marketing strategy and gain acceptance in the market, along with those other risks and uncertainties detailed in our SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and we assume no obligation to update or revise these statements unless otherwise required by law.

SIGNAL GENETICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash	$ 10,448	$ 5,119
Accounts receivable, net	581	1,088
Inventory	536	179
Prepaid expenses and other current assets	294	399
Total current assets	11,859	6,785
Property and equipment, net	1,192	1,214
Deferred offering costs	—	47
Security deposits	43	43
Total assets	$ 13,094	$ 8,089
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 332	$ 255
Accrued liabilities	477	361
Note payable – related party	1,105	—
Amounts due to related party	—	1,045
Lease termination/abandonment payable - current portion	63	248
Other current liabilities	98	80
Total current liabilities	2,075	1,989
Other noncurrent liabilities	76	109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding at June 30, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 7,845,530 and 3,782,629 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	78	38
Additional paid in capital	22,701	12,593
Accumulated deficit	(11,836)	(6,640)
Total stockholders' equity	10,943	5,991
Total liabilities and stockholders' equity	$ 13,094	$ 8,089

SIGNAL GENETICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net revenue	$ 734	$ 1,274	$ 1,378	$ 2,364
Operating expenses:
Cost of revenue	678	954	1,439	1,685
Selling and marketing	574	66	1,008	132
Research and development	194	128	293	162
General and administrative	1,778	2,937	3,740	3,363
Total operating expenses	3,224	4,085	6,480	5,342
Loss from operations	(2,490)	(2,811)	(5,102)	(2,978)
Interest expense	(72)	(478)	(94)	(1,017)
Net loss attributable to stockholders of Signal Genetics, Inc.	(2,562)	(2,745)	(5,196)	(2,745)
Net loss attributable to members of Signal Genetics LLC		(544)		(1,250)
Net loss attributable to stockholders of Signal Genetics, Inc./member of Signal Genetics LLC	$ (2,562)	$ (3,289)	$ (5,196)	$ (3,995)
Net loss per common share, basic and diluted	$ (0.33)	$ (4.73)	$ (0.77)	$ (8.92)
Weighted-average number of shares outstanding, basic and diluted	7,785,670	695,454	6,789,376	447,727

SIGNAL GENETICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2015	2014
OPERATING ACTIVITIES
Net loss	$ (5,196)	$ (3,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	1,420	2,875
Depreciation and amortization	90	72
Noncash interest on note payable – related party	88	1,008
Lease termination	—	46
Changes in operating assets and liabilities:
Accounts receivable	507	(365)
Inventory	(357)	164
Prepaid expenses and other current assets	105	(25)
Accounts payable and other current liabilities	233	78
Lease termination/abandonment payable	(185)	(243)
Net cash used in operating activities	(3,295)	(385)
INVESTING ACTIVITIES
Purchases of property and equipment	(68)	(4)
Net cash used in investing activities	(68)	(4)
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of costs to issue	9,074	7,113
Proceeds from issuance of note payable/amounts due to related party	—	795
Shares repurchased to satisfy tax withholding obligation for restricted stock award	(346)	—
Repayment of capital lease obligation and note payable	(36)	(32)
Net cash provided by financing activities	8,692	7,876
Net increase in cash	5,329	7,487
Cash, beginning of period	5,119	209
Cash, end of period	$ 10,448	$ 7,696
CONTACT: INVESTOR CONTACT:
         The Ruth Group
         David Burke
         Tel: 646-536-7009
         dburke@theruthgroup.com